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                                                                     EXHIBIT 5.1

                         [LATHAM & WATKINS LETTERHEAD]

                                              May 4, 1998

World Color Press, Inc.
The Mill
340 Pemberwick Road
Greenwich, Connecticut 96831

Re:  Registration Statement No. 333-51311;
     11,500,000 shares of Common Stock, par value $.01 per share

Ladies/Gentlemen:

    In connection with the registration of up to 11,500,000 shares of common stock of World Color Press, Inc., a Delaware corporation (the "Company"), par value $.01 per share (the "Shares"), under the Securities Act of 1933, as amended (the "Act"), by the Company, on Form S-3 filed with the Securities and Exchange Commission (the "Commission") on April 29, 1998 (File No. 333-51311), as amended by Amendment No. 1 filed with the Commission on May 4, 1998 (together, the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

    In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Shares. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

    As such counsel, we have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

    We have been furnished with, and with your consent have relied upon, certificates of officers of the Company with respect to certain factual matters. In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary.

    We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any other local agencies within the state.

    Subject to the foregoing, it is our opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

    We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

                                          Very truly yours,
                                          /s/ Latham & Watkins